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                                                                       Exhibit 5



                           December 6, 1995


Board of Directors
National Bankshares, Inc.
100 South Main Street
Blacksburg, VA  24060

Gentlemen:

     I have acted as counsel for National Bankshares, Inc. (the "Corporation") in connection with the registration on Form S-4 (the "Registration Statement") of 1,888,209 shares of the Corporation's Common Stock, $2.50 par value per share (the "Common Shares"), which are issuable under the terms of an Agreement and Plan of Merger (the "Plan of Merger"), dated as of August 28, 1995, by and among the Corporation and the Bank of Tazewell County.

     On the basis of such investigation as I deemed necessary, I am of the opinion that:

                (1) the Corporation has been duly incorporated and is validly existing under the laws of the Commonwealth of Virginia, and

                (2) the Common Shares have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Plan of Merger, will be validly issued, fully paid and nonassessable.

     I hereby consent to the use of my name under the heading "Legal Opinions" in the Prospectus/Proxy Statement included in the Registration Statement and any amendments thereto and to the filing of this opinion as an Exhibit to the Registration Statement.

                                                      Very truly yours,

                                                      /s/Marilyn B. Buhyoff

                                                      Marilyn B. Buhyoff
                                                      Secretary
                                                      Counsel